Exhibit 99

USANA Health Sciences Announces Record Third Quarter 2010 Financial Results

  Net sales increased by 21.9% to $135.0 million; Active Associates increased by 17.6%
  Earnings per share increased by 54.9% to $0.79
  Company raises outlook for 2010

SALT LAKE CITY--(BUSINESS WIRE)--October 26, 2010--USANA Health Sciences, Inc. (NASDAQ: USNA) today announced record financial results for its fiscal third quarter ended October 2, 2010.

Financial Performance

Net sales in the third quarter of 2010 increased 21.9% to $135.0 million, compared with $110.7 million in the third quarter of the prior year. This growth was due to higher product sales, driven primarily by a 17.6% increase in the number of active Associates.

Net earnings in the third quarter of 2010 increased to $12.8 million, or $0.79 per share, compared with $7.9 million, or $0.51 per share, in the third quarter of the prior year, representing a 54.9% increase. This significant year-over-year increase resulted from an improved gross profit margin, a higher operating margin and a lower effective tax rate. The earnings per share gains were partially offset by a higher number of diluted shares outstanding.

For the nine months ended October 2, 2010, net sales increased by 18.7% to $380.1 million, compared with $320.2 million for the first nine months of the prior year. This growth in sales was due to an overall increase in product sales, driven by a higher average number of active Associates. Additionally, favorable changes in currency exchange rates accounted for $17.4 million of the increase in net sales for the first nine months of 2010.

Net earnings for the first nine months of 2010 increased to $33.3 million, or $2.11 per share, compared with net earnings of $23.3 million, or $1.51 per share, for the first nine months of the prior year. This increase in earnings per share during the nine-month period resulted from significantly improved gross profit margins, lower relative selling, general and administrative expenses, and a lower effective tax rate, which were partially offset by higher Associate incentives expenses and a higher average number of diluted shares outstanding.

Regional Results

Net sales in the Asia Pacific region for the third quarter of 2010 increased by 48.7% to $75.0 million, compared with the third quarter of the prior year. This improvement was primarily due to 134% growth in Hong Kong. Additionally, the recent acquisition of BabyCare added $3.4 million in sales for the quarter. The number of active Associates increased by 47.4%, which was primarily the result of growth in Hong Kong and the addition of 10,000 active Associates purchasing product in BabyCare.

“Asia Pacific continues to be the region that is driving our current success, resulting in record highs for both sales and earnings,” said Chief Executive Officer Dave Wentz. “With our focus on expanding our product and business offerings in the growing markets of Asia, the addition of BabyCare into the USANA family is significant because it provides the platform necessary to introduce our products into that market.”

During the third quarter of 2010, net sales in the North America region decreased by 0.6% to $60.0 million, compared with the third quarter of the prior year. The United States, however, experienced modest growth of 0.3% in the third quarter, while sales decreased in both Canada and Mexico. The number of Active Associates in the North America region declined by 10.8%, compared with the third quarter of the prior year.

Wentz also emphasized the company’s continuing commitment to building its North American region. “In August we held our annual International Convention in Salt Lake City, where we launched several new products and a new interactive presentation tool. These new products and this new sales tool are designed to promote sales growth in North America, as well as in our other markets.”

Outlook

Chief Financial Officer Jeff Yates said, “I am very pleased to see further improvements in our operating results during the third quarter. Our objective over the last several quarters has been to position ourselves for operating leverage as we experience growth in our top-line. Additionally, capital investments aimed at improving operating efficiencies facilitated a 290 basis-point improvement to our operating margin, compared with last year, and a 20 basis-point improvement on a consecutive quarter basis. In light of our sales growth and our margin improvements, coupled with the acquisition of BabyCare, we are raising our financial guidance for 2010. We now project consolidated net sales to be between $512 million and $515 million and earnings per share to be between $2.90 and $2.93.”

Conference Call

USANA will hold a conference call and webcast to discuss this announcement with investors on Wednesday, October 27, 2010 at 11:00AM Eastern Time. Investors may listen to the call by accessing USANA’s website at http://www.usanahealthsciences.com.

About USANA

USANA develops and manufactures high quality nutritional, personal care, and weight management products that are sold directly to Associates and Preferred Customers throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Mexico, Malaysia, the Philippines, the Netherlands, and the United Kingdom. Additionally, USANA’s wholly-owned subsidiary, BabyCare, Ltd., operates a direct selling business in China. More information on USANA can be found at http://www.usanahealthsciences.com.

Safe Harbor

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act. Our actual results could differ materially from those projected in these forward-looking statements, which involve a number of risks and uncertainties, including global economic conditions generally, reliance upon our network of independent Associates, the governmental regulation of our products, manufacturing and marketing risks, adverse publicity risks, and risks associated with our international expansion. The contents of this release should be considered in conjunction with the risk factors, warnings, and cautionary statements that are contained in our most recent filings with the Securities and Exchange Commission.

USANA Health Sciences, Inc.
Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Quarter Ended
	3-Oct-09	2-Oct-10

Net sales	$110,764	$135,006
Cost of sales	22,637	25,157
Gross profit	88,127	109,849

Operating expenses
Associate incentives	50,799	60,560
Selling, general and administrative	25,414	30,751

Earnings from operations	11,914	18,538

Other income	110	551
Earnings before income taxes	12,024	19,089

Income taxes	4,112	6,240

NET EARNINGS	$7,912	$12,849

Earnings per share - diluted	$0.51	$0.79
Weighted average shares outstanding - diluted	15,547	16,247

USANA Health Sciences, Inc.
Consolidated Balance Sheets
(In thousands)

	As of	As of
	2-Jan-10	2-Oct-10
		(Unaudited)
ASSETS
Current Assets
Cash and cash equivalents	$13,658	$22,928
Inventories	25,761	32,605
Other current assets	12,507	17,225
Total current assets	51,926	72,758

Property and equipment, net	57,241	58,326
Goodwill	5,690	16,930
Other assets	8,581	53,515
Total assets	$123,438	$201,529

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$5,810	$8,485
Other current liabilities	34,668	43,021
Line of Credit- short term	-	19,000
Total current liabilities	40,478	70,506

Line of credit- long term	7,000	-
Other long-term liabilities	1,587	1,076
Stockholders' equity	74,373	129,947
Total liabilities and stockholders' equity	$123,438	$201,529

USANA Health Sciences, Inc.
Sales by Region
(Unaudited)
(In thousands)

	Quarter Ended
	3-Oct-09		2-Oct-10
Region
North America

United States	$38,098	34.4%	$38,228	28.3%

Canada	16,661	15.0%	16,419	12.2%

Mexico	5,535	5.0%	5,314	3.9%

North America Total	60,294	54.4%	59,961	44.4%

Asia Pacific

Southeast Asia/Pacific	25,227	22.8%	25,730	19.1%

Greater China	20,262	18.3%	43,456	32.2%

North Asia	4,981	4.5%	5,859	4.3%

Asia Pacific Total	50,470	45.6%	75,045	55.6%

Consolidated	$110,764	100.0%	$135,006	100.0%

Active Associates by Region (1)
(Unaudited)

	As of
	3-Oct-09		2-Oct-10
Region
North America

United States	61,000	30.7%	55,000	23.5%

Canada	26,000	13.1%	25,000	10.7%

Mexico	15,000	7.5%	11,000	4.7%

North America Total	102,000	51.3%	91,000	38.9%

Asia Pacific

Southeast Asia/Pacific	49,000	24.6%	46,000	19.7%

Greater China	40,000	20.1%	89,000	38.0%

North Asia	8,000	4.0%	8,000	3.4%

Asia Pacific Total	97,000	48.7%	143,000	61.1%

Total	199,000	100.0%	234,000	100.0%

(1) Associates are independent distributors of our products who also purchase our products for their personal use. We only count as active those Associates who have purchased product at any time during the most recent three-month period, either for personal use or for resale.

Active Preferred Customers by Region (2)
(Unaudited)

	As of
	3-Oct-09		2-Oct-10
Region
North America

United States	40,000	58.8%	37,000	50.0%

Canada	15,000	22.1%	14,000	18.9%

Mexico	3,000	4.4%	3,000	4.1%

North America Total	58,000	85.3%	54,000	73.0%

Asia Pacific

Southeast Asia/Pacific	8,000	11.7%	7,000	9.5%

Greater China	1,000	1.5%	12,000	16.2%

North Asia	1,000	1.5%	1,000	1.3%

Asia Pacific Total	10,000	14.7%	20,000	27.0%

Total	68,000	100.0%	74,000	100.0%

(2) Preferred Customers purchase our products strictly for their personal use and are not permitted to resell or to distribute the products. We only count as active those Preferred Customers who have purchased product at any time during the most recent three-month period.

CONTACT:
USANA Health Sciences, Inc.
Investors contact:
Patrique Richards
Investor Relations
801-954-7961
investor.relations@us.usana.com
Media contact:
Dan Macuga
Public Relations
801-954-7280